UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: October 27, 2008

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 27, 2008 Nautilus, Inc. (the “Company”) entered into a Fourth Amended and Restated Merchant Agreement (the “Agreement”) with HSBC Bank Nevada, N.A., a National Banking Association (“HSBC”). The Agreement amends and supersedes the Third Amended and Restated Merchant Agreement between the Company and HSBC, as successor to Household Bank (SB), N.A., dated January 17, 2005.

The Agreement, which will become effective on January 1, 2009, provides for the terms and conditions under which HSBC will continue to provide financing to consumers purchasing goods from the Company. Such financing arrangements may be offered by HSBC under both a standard credit program for well qualified borrowers and an extended credit program for less qualified borrowers. The extended credit program is terminable by either HSBC or the Company upon 90 days’ written notice. Except with respect to applications declined by HSBC, the Company is obligated pursuant to the Agreement to promote the credit program offered by HSBC and to not seek a similar relationship with other financing providers. The Agreement sets forth certain discount, promotional and other pricing terms applicable to the Company and its customers in connection with the provision of financing by HSBC. The Agreement is effective until December 31, 2013, and is automatically renewed for successive two-year terms unless the contract is terminated, which may occur at end of the initial term upon not less than 180 days’ prior written notice. The Agreement may also be terminated by either party in certain other situations including, but not limited to, bankruptcy, material adverse changes, dissolution, change of control, and breach of contract.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.

(Registrant)

By:	/s/ William D. Meadowcroft
William D. Meadowcroft
Chief Financial Officer

October 30, 2008

(Date)